Exhibit 10.6
AMENDMENT NO. 1
RAPID7, INC.
2015 EQUITY INCENTIVE PLAN

1.This Amendment No. 1 (this “Amendment”) of the Rapid7, Inc. 2015 Equity Incentive Plan (as amended from time to time, the “Equity Plan”) of Rapid7, Inc., a Delaware corporation (the “Company”) dated as of January 28, 2025, amends the Equity Plan, and is made pursuant to Section 2 of the Equity Plan.

2.Unless otherwise expressly provided for in this Amendment, all capitalized words or phrases or other defined terms used in this Amendment will have the same meaning ascribed to them in the Equity Plan.

3.Section 3(b) of the Equity Plan is hereby amended and restated in its entirety as follows:

“Reversion of Shares to the Share Reserve. If a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement will not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan. If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the Plan. Any shares reacquired by the Company in satisfaction of tax withholding obligations on a Stock Award will again become available for issuance under the Plan. Notwithstanding the foregoing, in no event shall any shares reacquired by the Company as consideration for the exercise or purchase price of a Stock Award again become available for issuance under the Plan.”

Approved by the Compensation Committee of the Company on January 28, 2025.
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